Exhibit 99.1

NEWS RELEASE

Contacts:	Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

FOR IMMEDIATE RELEASE

Hyperdynamics Submits Acreage Relinquishment Plan to
Government of Guinea
2010-11 Work Plan Also Submitted

Sugar Land, Texas, December 31, 2009 - Hyperdynamics Corporation (NYSE Amex: HDY) today announced that the government of the Republic of Guinea has received the Company’s relinquishment plan of64% of its original offshore oil and gas contract area and its 2010-2011 work plan for the 36% it has selected to retain and explore.

The acreage selection was part of the September 2009 Memorandum of Understanding between Hyperdynamics and the government of Guinea, which enables Hyperdynamics to retain approximately 11,160 square miles of its original contract area for oil and gas exploration. The government now has the right to auction the remaining 64% to other companies, but Hyperdynamics has the right of first refusal on that acreage as well.

The relinquishment and the two-year work plan were received Wednesday, December 30 by Aboubacar Koly Kourouma, Vice Minister and General Secretary of the Ministry of Mines, Energy and Hydraulique.

“The choice of the acreage we will retain for further exploration was aided by our prospective partners, Repsol and Dana Petroleum, whose knowledge and expertise working offshore West Africa were invaluable in helping us select the best prospects,” said Ray Leonard, Hyperdynamics President and Chief Executive Officer.

“The new 2-D seismic data we commissioned in the fourth quarter of 2009 - along with an additional oil seeps study - gave us clear indications of where the most prospective areas are located within our contract area.

“We expect to finalize our three-way agreement with Repsol and Dana and complete the review of our Production Sharing Contract with the government of Guinea in the first quarter of 2010. In the meantime, we will continue our technical work with a greater focus on specific initial targets,” he added.

As part of the 2010-11 work plan, Hyperdynamics and its partners expect to conduct a 3-D seismic survey in mid-2010 covering approximately 3,000 square kilometers to identify specific drilling locations, and they expect to spud the first exploration well in late 2011.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27 A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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HDY-IR